Exhibit 99.1

   The Gymboree Corporation Reports Fourth Quarter and FY 2003 Results and
                            February Sales Results

    BURLINGAME, Calif., March 2 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported net income of $11.2 million or $0.36 per diluted share for the fourth fiscal quarter ended January 31, 2004, compared to net income of $10.6 million or $0.35 per diluted share for the fourth fiscal quarter ended February 1, 2003. For the 2003 fiscal year, The Gymboree Corporation had net income of $25.7 million or $0.83 per diluted share, compared to net income of $21.8 million or $0.71 per diluted share for the 2002 fiscal year.
    "We are very pleased with the 18 percent increase in earnings for the year and we're happy with February results, especially the current positive trend in the boy business," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "We're seeing continuous improvement in the overall business and a recent increase in our full-price selling due to fewer promotions in February."
    "The increase in earnings included significant investments made in Janie and Jack and our new test concept, Janeville(TM). It's important for the long-term growth of the company that we continue to develop and launch new niche brands when we see an opportunity in the marketplace," Harper continued.

    Net Sales Report
    Net sales from retail operations for the fourth fiscal quarter ended January 31, 2004, were $171.8 million, an increase of 11% compared to the $154.8 million in net sales for the same period last year. Comparable store sales for the quarter increased 4% compared to sales reported during the fourth fiscal quarter last year. Total net sales, including sales from Play & Music operations, for the fourth fiscal quarter were $174.4 million, an increase of 9% compared to the $159.3 million in net sales for the same period last year.
    For the 52 weeks ended January 31, 2004, net sales from retail operations were $566.3 million, an increase of 6% compared to the $534.0 million in net sales reported for the same period last year. Comparable store sales for the 52-week period increased 1% compared to the sales reported for the same period last year. Total net sales, including sales from Play & Music operations, for the 52 weeks ended January 31, 2004, were $578.0 million, an increase of 5% compared to the $549.0 million in net sales reported for the same period last year.

    February Retail Sales
    The Gymboree Corporation also reported that comparable store sales from retail operations for the four-week period ended February 28, 2004, increased by 7% compared to a 2% decrease in sales reported for the same period last year. Net sales from retail operations for the four-week period were $42.4 million, compared to net sales from retail operations of $37.5 million for the four weeks ended March 1, 2003, an increase of 13%. Business Outlook
    The Gymboree Corporation projects comparable store sales from retail operations for the month of March to be in the range of negative low single digits to flat, with comparable store sales for the first fiscal quarter in total to be in the range of flat to positive low single digits.
    The Gymboree Corporation also reiterated earnings guidance for the first, second, third and fourth quarters of 2004 and for fiscal year 2004. The Company expects earnings to be in the range of $0.25 to $0.27, $(0.10) to $(0.08), $0.29 to $0.31, and $0.46 to $0.48, respectively. These expectations include investments in the new test concept, Janeville. As a result, earnings per diluted share for the fiscal year 2004 are expected in the range of $0.90 to $0.98.

    Management Presentation
    A live broadcast of the discussion of sales figures for fourth quarter and fiscal year 2003, February 2004 and an introduction of Janeville, The Gymboree Corporation's newest test concept, will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Tuesday, March 2. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls & Web casts." A replay of the call will be available shortly after the broadcast through midnight EST, March 9, 2004, at 703-925-2533, pass code 386507, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of February 28, 2004, the Company operated a total of 619 stores: 587 Gymboree(R) retail stores (536 in the United States, 28 in Canada, and 23 in Europe) and 32 Janie and Jack(TM) retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 532 franchised and company-operated centers in the United States and 25 other countries.

    Forward-Looking Statements
    The foregoing sales figures for February 2004, and the foregoing sales and earnings figures for the fourth quarter and fiscal year 2003 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.


                           THE GYMBOREE CORPORATION

                   CONDENSED CONSOLIDATED INCOME STATEMENTS
               (In thousands, except per share and store data)
                                 (Unaudited)

                               13 Weeks Ended               Year Ended
                         January 31,   February 1,   January 31, February 1,
                            2004         2003*          2004        2003*

    Net sales:
      Retail              $171,760     $154,819     $566,346     $534,049
      Play & music           2,646        4,443       11,647       14,940
        Total net sales    174,406      159,262      577,993      548,989

    Cost of goods sold,
     including buying &
     occupancy expenses   (102,002)     (88,653)    (343,200)    (319,093)
      Gross profit          72,404       70,609      234,793      229,896
    Selling, general and
     administrative
     expenses              (54,725)     (53,459)    (194,149)    (194,071)
      Operating income      17,679       17,150       40,644       35,825
    Foreign exchange
     gains (losses)            (30)        (181)         154          204
    Interest income
     (expense), net             65          344          331         (533)
      Income before income
       taxes                17,714       17,313       41,129       35,496
    Income tax expense      (6,525)      (6,666)     (15,423)     (13,666)
      Net income           $11,189      $10,647      $25,706      $21,830

    Net income per share:
      Basic                  $0.37        $0.36        $0.87        $0.75
      Diluted                $0.36        $0.35        $0.83        $0.71
    Weighted average shares
     outstanding:
      Basic                 30,069       29,179       29,656       28,992
      Diluted               31,149       30,779       30,853       30,633

    Number of stores at end
     of period                 619          584          619          584

    * Prior year amounts were reclassified to conform to the 2003 presentation.


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                                   January 31,   February 1,
                                                       2004           2003
    Current Assets
      Cash and investments                           $89,553        $60,628
      Accounts receivable                             11,456          7,506
      Merchandise inventories                         73,017         62,561
      Prepaid expenses and deferred taxes              5,564         10,764
        Total current assets                         179,590        141,459

    Property and Equipment, net                      112,744        106,464
    Lease Rights, Deferred Taxes and Other Assets      6,377          7,213
      Total Assets                                  $298,711       $255,136

    Current Liabilities
      Accounts payable                                33,356         27,150
      Accrued liabilities                             34,965         37,570
        Total current liabilities                     68,321         64,720

    Long Term Liabilities
      Deferred rent and other liabilities             26,644         20,998

    Stockholders' Equity                             203,746        169,418

      Total Liabilities and Stockholders' Equity    $298,711       $255,136


SOURCE  The Gymboree Corporation
    -0-                             03/02/2004
    /CONTACT: Investor Relations, Charles Bracher, +1-650-373-7137, or investor_relations@gymboree.com, or Media Relations, Jenn Bonzagni Marshall, +1-650-373-7637, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com/
    (GYMB)

CO:  Gymboree Corporation
ST:  California
IN:  FAS REA
SU:  ERN ERP SLS CCA